Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-216013 and 333-216011 on Form S-3 and Registration Statement Nos. 333-220641, 333-216010, 333-189614, 333-171149, 333-162668 and 333-70567 on Form S-8 of our report dated March 15, 2018, relating to the consolidated financial statements of Tellurian Inc. and its subsidiaries, and the effectiveness of Tellurian Inc and its subsidaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tellurian Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 15, 2018